EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Reports 2007 Second Quarter and First Six Months Results
➢ Net sales increased to $2.20 billion in the quarter and $3.95 billion in the first six months

➢ Diluted net income per share increased to $1.52 in the quarter and $2.34 in the first six months

➢ Opened 49 new stores in the first six months: 30 in Paint Stores Group, 19 in Global Group

➢ Acquired M. A. Bruder & Sons and Nitco Paints during the quarter

➢ Raising guidance for full year diluted net income per share to between $4.60 to $4.70 per share
     CLEVELAND, OHIO, July 19, 2007 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2007. Compared to the same periods in 2006, consolidated net sales increased $68.3 million, or 3.2%, to $2.20 billion in the quarter and $55.9 million, or 1.4%, to $3.95 billion in the first six months due primarily to improving domestic and international paint sales. The acquisitions of M. A. Bruder & Sons Incorporated and Nitco Paints Private Limited, completed during the quarter, increased consolidated sales by 0.7% in the quarter and by 0.4% in the first six months. Consolidated net income increased $18.0 million, or 9.8%, to $202.6 million in the quarter and $16.1 million, or 5.4%, to $314.4 million in the first six months. As a percent to net sales, consolidated net income improved to 9.2% from 8.7% in the quarter and to 8.0% from 7.7% in the first six months due primarily to improved operations. Diluted net income per common share increased 14.3% in the quarter to $1.52 per share from $1.33 per share in 2006 and 8.3% in the first six months to $2.34 per share from $2.16 per share last year. The acquisitions had no significant impact on consolidated net income, segment profit of any single operating segment or diluted net income per common share in the quarter or first six months.
     Net sales in the Paint Stores Group increased $37.1 million, or 2.8%, to $1.37 billion in the quarter and $31.9 million, or 1.3%, to $2.42 billion for the first six months due primarily to the M.A. Bruder acquisition and increasing domestic architectural paint sales to do-it-yourself (DIY) customers and commercial and residential repaint contractors and to improved industrial maintenance product sales. Net sales from stores open for more than twelve calendar months were flat in the quarter and decreased 1.0% in the first six months. The M. A. Bruder acquisition added 131 new stores to the Group’s operations and increased the Group’s net sales by 1.0% in the quarter and 0.5% in the first six months. Paint Stores Group segment profit increased $21.0 million, or 9.7%, to $238.2 million in the quarter and $30.0 million, or 9.1%, to $360.5 million in the first six months. Segment profit as a percent to net sales increased to 17.4% from 16.3% in the quarter and to 14.9% from 13.9% in the first six months due primarily to effective SG&A expense control and the return to a more normal gross profit percentage of sales.
     Net sales of the Consumer Group declined $4.3 million, or 1.1%, to $396.6 million in the quarter and $33.0 million, or 4.5%, to $697.9 million in the first six months. The sales declines were due primarily to soft DIY demand at most of the Group’s retail customers and, during the first quarter of 2007, the final period in the elimination of a portion of a paint program with a large retail customer. Segment profit increased $6.3 million, or 8.2%, to $82.6 million in the quarter and $5.7 million, or 4.3%, to $138.7 million in the first six months. As a percent to net sales, segment profit increased to 20.8% from 19.0% in the quarter and 19.9% from 18.2% in the first six months due to tight spending control and improved manufacturing direct conversion costs.
     The Global Group’s net sales increased in the quarter $35.5 million, or 8.9%, to $434.3 million and in the first six months $57.2 million, or 7.3%, to $836.5 million when stated in U.S. dollars. The acquisition of Nitco Paints accounted for no significant increase in net sales in the quarter or first six months. Net sales for this Group increased by 5.3% in the quarter and by 5.1% in the first six months when stated in local currencies. The net sales increases were due primarily to a new product introduction in the U.K., architectural and automotive paint volume gains in South America, and improved product finishes sales. Segment profit improved $14.8 million, or 43.6%, to $48.9 million in the quarter and $17.8 million, or 26.7%, to $84.3 million in the first six months. Segment profit as a percent to net sales increased to 11.3% from 8.5% in the quarter and to 10.1% from 8.5% in the first six months. This Group’s segment profits for the quarter and first six months were favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. There was no significant impact on operating profit in the quarter or first six months due to currency exchange fluctuations.
     The Company acquired 1,300,000 shares of its common stock through open market purchases during the quarter and had remaining authorization at June 30, 2007 to purchase 8,171,000 shares.
     Commenting on the second quarter and first six months results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that all our operating segments continue to achieve operating profit growth on a year-over-year basis. We are encouraged by the positive sales results generated by the Paint Stores and Global Groups during the quarter. We continued to invest in new stores during the quarter, opening 13 net new stores and acquiring another 131 in our Paint Stores Group. Our Global Group opened 9 net new stores in the quarter. For the first six months of 2007, we have opened or acquired a total of 180 stores.
     “Our operating segment management teams continued to achieve improved gross margins as a result of hard work invested over the last few years to return our gross margins to more normal run rates after being pressured by the significant rise in raw material costs during 2004, 2005 and 2006. We expect the businesses acquired during the quarter to contribute in the future to our sales and profit goals. Our management teams will continue to emphasize tight control over selling, general and administrative expenses as another means to continue to improve operating profit.
     “We expect to achieve continued growth in net operating cash flow in part by maintaining control over working capital. The recent acquisitions inflated our working capital ratio by .5% of twelve months sales. Including the impact of the acquisitions, our consolidated working capital ratio was 14.1% of sales at the end of the quarter compared to 13.9% at the end of the same quarter last year.
     “During the third quarter of 2007, we anticipate achieving an increase in consolidated net sales between 4% and 6% over last year’s third quarter. With sales at that level, we expect diluted net income per common share for the third quarter will be in the range of $1.45 to $1.55 per share compared to $1.30 per share last year. For the full year 2007, we anticipate that the percentage increase in our consolidated net sales will be in the low single digits over 2006. With annual sales at that level, we are comfortable at this time increasing our guidance for full year 2007 diluted net income per common share to a range of $4.60 to $4.70 per share compared to $4.19 per share earned in 2006. For the third quarter and full year 2007, we expect the effective tax rates will be slightly higher than the rates recognized in 2006.”
     The Company will conduct a conference call to discuss its financial results for the second quarter and its outlook for the third quarter and full year 2007 at 11:00 a.m. ET on July 19, 2007. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the July 19th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, August 8, 2007 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.
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This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
Thousands of dollars, except per share data	2007	2006	2007	2006

Net sales	$2,198,188	$2,129,970	$3,954,366	$3,898,498
Cost of goods sold	1,211,618	1,193,382	2,176,429	2,190,499
Gross profit	986,570	936,588	1,777,937	1,707,999
Percent to net sales	44.9%	44.0%	45.0%	43.8%
Selling, general and administrative expenses	666,899	641,562	1,284,640	1,239,147
Percent to net sales	30.3%	30.1%	32.5%	31.8%
Other general expense — net	7,789	12,501	7,024	15,266
Interest expense	16,786	16,837	35,367	34,187
Interest and net investment income	(3,683)	(5,856)	(10,783)	(11,693)
Other (income) expense — net	(4,366)	2,419	(4,974)	56

Income before income taxes	303,145	269,125	466,663	431,036
Income taxes	100,538	84,533	152,254	132,773

Net income	$202,607	$184,592	$314,409	$298,263

Net income per common share:
Basic	$1.56	$1.37	$2.41	$2.22

Diluted	$1.52	$1.33	$2.34	$2.16

Average shares outstanding — basic	129,647,874	134,436,954	130,351,224	134,484,223

Average shares and equivalents outstanding — diluted	133,286,728	138,441,559	134,146,842	138,359,486

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on Press Room, then choosing Corporate Press Releases in the Corporate Information box and clicking on the reference to the July 19th release.